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EXHIBIT 4.2

                     FORM OF SENIOR SUBORDINATED DEBENTURE

THE SENIOR SUBORDINATED DEBENTURE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND IT MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER SAID ACT AND SUCH LAWS AND THE RESPECTIVE RULES AND REGULATIONS THEREUNDER.

THE SENIOR SUBORDINATED DEBENTURE REPRESENTED HEREBY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. FOR INFORMATION CONCERNING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS AGREEMENT, CONTACT SERACARE, INC. AT 1925 CENTURY PARK EAST, SUITE 1970, LOS ANGELES, CA
 90067, TELECOPY NO. (310) 772-7777.

THE INDEBTEDNESS EVIDENCED BY THIS SENIOR SUBORDINATED DEBENTURE IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF SECTION 8 OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF FEBRUARY 13, 1998 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME PURSUANT TO THE TERMS THEREOF), AMONG SERACARE, INC., AND THE INVESTORS NAMED ON THE SIGNATURE PAGES THEREOF. (THE "SECURITIES PURCHASE AGREEMENT")

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT AND THE SECURITYHOLDERS AGREEMENT, DATED AS OF FEBRUARY 13, 1998 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME PURSUANT TO THE TERMS THEREOF), AMONG SERACARE, INC., THE INVESTORS NAMED ON EXHIBIT I.A THEREOF AND THE SHAREHOLDERS LISTED ON EXHIBIT I.B THEREOF (THE "SECURITYHOLDERS AGREEMENT"). A COPY OF THE SECURITIES PURCHASE AGREEMENT AND THE SECURITYHOLDERS AGREEMENT SHALL BE FURNISHED BY SERACARE, INC. TO THE HOLDER HEREOF UPON WRITTEN REQUEST.


                                SERACARE, INC.
                       12% Senior Subordinated Debenture
                             due February 13, 2005

No. R-1                                                      February 13, 1998

     FOR VALUE RECEIVED, the undersigned, SERACARE, INC., a corporation organized and existing under the laws of the State of Delaware (herein called the "COMPANY"), hereby promises to pay to ___________ or registered assigns, the principal sum of $__________ on February 13, 2005,

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with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 12% per annum from the date hereof, payable quarterly in arrears in cash on the last Business Day of March, June, September and December in each year, commencing on March 31, 1998, until the principal hereof (or any portion thereof), shall have become due and payable (whether at maturity, upon acceleration, upon notice of prepayment or otherwise) or shall have been paid; PROVIDED, HOWEVER, that the Company may, at its option as provided in paragraph 1A of the Agreement (defined below) issue interest debentures ("INTEREST DEBENTURES" and individually called an "INTEREST DEBENTURE"), together with additional Warrants (as defined in the Agreement) to purchase shares of Common Stock of the Company to the extent provided in paragraph 6S of the Agreement (defined below), in the same form and containing the same terms as this Senior Subordinated Debenture, in lieu of any cash payment of interest due hereunder. Under certain circumstances set forth in paragraph 4 of the Agreement (defined below), the Company shall be required to issue default debentures ("DEFAULT DEBENTURES" and individually called a "DEFAULT DEBENTURE"), together with additional Warrants to purchase shares of Common Stock, in the same form and containing the same provisions as this Senior Subordinated Debenture. For all purposes hereof, all references to "Senior Subordinated Debenture" shall be deemed to include any "Interest Debenture" or "Default Debenture." Upon the occurrence and during the continuation of any payment default, the rate of interest under this Senior Subordinated Debenture shall be increased to a rate per annum from time to time equal to the lower of (a) 14% and (b) the maximum rate, if any, permitted by applicable law, compounded quarterly.

     Payments of both principal and interest are to be made at the address shown on the Company's registry or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America, all in accordance with Section 13 of the Agreement.

     This Senior Subordinated Debenture is one of the 12% Senior Subordinated Debentures of the Company made and delivered by the Company pursuant to a Securities Purchase Agreement dated as of February 13, 1998 (as amended, supplemented or otherwise modified from time to time pursuant to the terms thereof (the "AGREEMENT"), among the Company, the Guarantors named on the signature pages thereof(including all interest and principal payments with respect to this Senior Subordinated Debenture) and the Investors named on the signature pages thereof and is entitled to the benefits and is subject to the provisions of the Agreement. As provided in the Agreement, this Senior Subordinated Debenture is subject to prepayment in whole or in part in certain cases as specified in the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

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     This Senior Subordinated Debenture is a registered Senior Subordinated
Debenture and, as provided in the Agreement, upon surrender hereof for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing, one or more new Senior Subordinated Debentures of like tenor and for a like aggregate principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company and any agent of the Company may treat the person in whose name this Senior Subordinated Debenture is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     The Company has agreed to make prepayments of principal on the dates and in the amounts specified in the Agreement. The principal amount of this Debenture may be prepaid by the Company, in whole or in part, without penalty, at any time.

     In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Senior Subordinated Debenture may be declared due and payable in the manner and with the effect provided in the Agreement. Upon the terms set forth in the Agreement, the Company has agreed to pay, and save the holder hereof harmless against any liability for, liabilities, losses, damages and expenses arising in connection with the enforcement by the holder hereof of any of its rights under this Senior Subordinated Debenture, the Agreement or any other Related Document.

     This Senior Subordinated Debenture is intended to be performed in the State of New York, and shall be construed and enforced in accordance with the law of such State, without giving effect to the conflicts or choice of law principles of such State.


                                       SERACARE, INC.


ATTEST:                                By:  /s/ Barry D. Plost
By:  /s/ Jerry L. Burdick                 -----------------------------------
   ------------------------------       Barry D. Plost, Chairman of the Board,
   Name:  Jerry L. Burdick              President and Chief Executive Officer
   Title:  Secretary